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FOR IMMEDIATE RELEASE
[MONDAY], FEBRUARY 9, 1998

WEDGESTONE FINANCIAL
ERIC H. LEE
CHIEF FINANCIAL OFFICER
(626) 960-6762


                     WEDGESTONE FINANCIAL ANNOUNCES TENDER OFFER

     IRWINDALE, CALIFORNIA, FEBRUARY 9, 1998--Wedgestone Financial (OTC Bulletin
Board: WDGF) announced today that its Board of Trustees had approved a tender offer by the Company to acquire all of the issued and outstanding shares of beneficial interest of the Company not owned by certain majority shareholders, who collectively own approximately 62.1% of the issued and outstanding shares.

     The offer price is $0.67 net per share to sellers in cash. On February 6, 1998, the last full trading day prior to the announcement of the tender offer, the last sales price per share was $0.35. The Company will pay all fees and expenses of the tender offer, and tendering sellers will not be required to pay any brokerage fees or commissions.

     The tender offer was approved by the Company's independent trustees as well as by its full Board of Trustees. It is intended that the tender offer will be commenced at the earliest practicable time following reviews of the necessary documentation by the Securities and Exchange Commission. All remaining shares, if any, not purchased in the tender offer will be converted into the right to receive $0.67 net per share in a merger to be consummated as soon as practicable after the tender offer.

     John C. Shaw, Chairman of the Board of the Company, commented: "This transaction will give our shareholders, many of whom own less than 100 shares of stock, the opportunity to sell their shares at a substantial premium over historical market prices and at the same time avoid the fees and commissions of brokers. Further, many of these shareholders acquired an interest in the Company a long time ago when the Company's primary business was real estate mortgage lending. Since emerging from bankruptcy in 1992, the Company's strategy has shifted and it now engages in a significantly different line of business."

     Headquartered in Irwindale, California, Wedgestone Financial is primarily engaged in the manufacture and distribution of automotive aftermarket products for the light duty truck market.